Exhibit 4.18

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made as of January 22, 2024, by and among HCI Group, Inc., a Florida corporation (the “Company”) and CB Snowbird Holdings, L.P., a Delaware limited partnership, who is referred to in this Agreement as a “Holder”.

RECITALS

WHEREAS, This Agreement is made pursuant to that certain Redemption Agreement, dated as the date hereof between the Company, TypTap Insurance Group, Inc., a Florida corporation, and the Holder (the “Redemption Agreement”);

WHEREAS, the Holder and the Company hereby agree that this Agreement shall govern the rights of the Holder to cause the Company to register Registrable Securities (as defined below) held or issuable to the Holder as set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Adverse Disclosure” means public disclosure of material non-public information that, in the Board of Directors’ good faith judgment, after consultation with independent outside counsel to the Company, (a) would be required to be made in any Registration Statement or report filed with the SEC by the Company so that such Registration Statement from and after its effective date, does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (b) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement or report; and (c) would have a material adverse effect on the Company or its business or on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction.

1.2 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, manager, officer or director of such Person or any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.3 “Board of Directors” means the board of directors of the Company.

1.4 “Business Day” means any day of the year on which national banking institutions in Tampa, Florida are open to the public for conducting business and are not required or authorized to close.

1.5 “Common Stock” means the common stock, no par value per share, of the Company.

1.6 “Closing” has the meaning set forth in the Redemption Agreement.

1.7 “Damages” means any loss, damage, claim, liability (joint or several) or expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable and documented attorney fees and expenses) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (a) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement of the Company, including any preliminary Prospectus or final Prospectus contained therein or any amendments or supplements thereto, including any Free-Writing Prospectus; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.8 “Demand Notice” has the meaning given to such term in Section 2.2(a).

1.9 “Demand Suspension” has the meaning given to such term in Section 2.2(e).

1.10 “Excluded Registration” means (a) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (b) a registration relating to a transaction under Rule 145 of the Securities Act; (c) a registration in connection with registrations on Form S-4 or S-8 promulgated by the SEC (or any similar forms) or (d) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.12 “Form S-1” means such form under the Securities Act as in effect on the date hereof, Form F-1 or any successor registration form thereto under the Securities Act subsequently adopted by the SEC.

1.13 “Form S-3” means such form under the Securities Act as in effect on the date hereof, Form F-3 or any registration form thereto under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.14 “Free Writing Prospectus” shall mean any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

1.15 “Holder” has the meaning given to such term in the preamble.

1.16 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of a natural person referred to herein.

1.17 “Initiating Holder” means any of the Holders, after properly initiating a registration request under this Agreement.

1.18 “Notice” has the meaning given to such term in Section 3.4.

1.19 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.20 “Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.

1.21 “Redemption Agreement” has the meaning given to such term in the preamble.

1.22 “Registrable Securities” means (a) the Warrant owned by the Holder; (b) any Common Stock held by the Holder that may be issued or distributed or be issuable in respect of the Warrant by way of exercise, conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, including the Warrant Shares; (c) any Common Stock issued as a distribution with respect to, or in exchange for or in replacement of the Warrant or Warrant Shares; and (d) any Common Stock issued or transferred in exchange for or upon conversion of the Warrant or Warrant Shares as a result of a merger, consolidation, reorganization or otherwise (including, without limitation, any securities issued upon the conversion of the Company to a successor corporation) and any other securities issued to any Holder in connection with any such transaction; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 3.1, and excluding for purposes of Section 2 the Warrant, Warrant Shares or Common Stock for which registration rights have terminated pursuant to Section 2.10 of this Agreement.

1.23 “Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

1.24 “SEC” means the Securities and Exchange Commission.

1.25 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.26 “SEC Rule 415” means Rule 415 promulgated by the SEC under the Securities Act.

1.27 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.28 “Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

1.29 “Warrant” means the amended and restated common stock purchase warrant issued by the Company to the Holder, dated as of January 22, 2024.

1.30 “Warrant Shares” means the shares of Common Stock issuable by the Company upon exercise of the Warrant.

1.31 “WKSI” means a “well known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Initial Registration. Within 9 days after the Closing, the Company shall file a Registration Statement on Form S-3 under the Securities Act (or Form S-1, if the Company is not eligible to use Form S-3) covering the resale of Registrable Securities consisting of the Warrant and the Warrant Shares and use its commercially reasonable best efforts to have such Registration Statement declared effective as soon as practicable after the filing thereof. The Company shall keep current a Registration Statement covering the resale of Registrable Securities for the term of this Agreement pursuant to Section 2.10 of this Agreement. In the event the Company files a Registration Statement on Form S-1, the Company shall use its commercially reasonable best efforts to convert it to a Registration Statement on Form S-3 as soon as reasonably practicable after the Company is eligible to use Form S-3.

2.2 Demand Registration.

(a) Requests for Registration. If at any time after the effectiveness of the Registration Statement filed by the Company pursuant to Section 2.1, the Company receives a request from the Initiating Holder that the Company file a Registration Statement on Form S-3 under the Securities Act (or Form S-1, if the Company is not eligible to use Form S-3) with respect to the resale of Registrable Securities not included in the Registration Statement filed pursuant to Section 2.1 having an anticipated aggregate offering price in excess of $20 million, then the Company shall (1) within 10 days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holder; and (2) as soon as practicable, and in any event within 60 days after the date such request is given by the Initiating Holder, file a Registration Statement on Form S-3 under the Securities Act (or Form S-1, if the Company is not eligible to use Form S-3) covering the resale of such Registrable Securities that the Initiating Holder requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders (but subject to the limits set forth herein) for an offering to be made on a continuous basis pursuant to SEC Rule 415, as specified by notice given by each such Holder to the Company within 10 days of the date the Demand Notice is given, and in each case, subject to the limitations set forth in Section 2.2.

(b) Shelf Registrations. If at any time after the effectiveness of the Registration Statement filed by the Company pursuant to Section 2.1 and when it is eligible to use Form S-3, the Company receives a request from the Initiating Holder that the Company file a Registration Statement, including a shelf registration statement (and if at such time the Company is a WKSI, an automatic shelf registration statement) on Form S-3 with respect to outstanding Registrable Securities of the Initiating Holder that are not already included in the Registration Statement filed by the Company pursuant to Section 2.1, then the Company shall (1) within 10 days after the date such request is given, give a Demand Notice to all Holders except the Initiating Holder; and (2) as soon as practicable, and in any event within 30 days after the date such request is given by the Initiating Holder, file a Registration Statement on Form S-3 under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 10 days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.2 and Section 2.4.

(c) At any time, and from time-to-time, during the period during which a shelf registration statement is effective (except during a Demand Suspension, as defined below), the Initiating Holder may notify the Company in writing (the “Takedown Request”), of the intent to sell Registrable Securities covered by the Registration Statement (in whole or in part) in an offering (a “Shelf Offering”). Such Takedown Request shall specify the aggregate number of Registrable Securities requested to be registered in such Shelf Offering. Within four Business Days after receipt by the Company of such Takedown Request, the Company shall deliver a written notice (a “Takedown Notice”) to each other Holder informing each such other Holder of its right to include Registrable Securities in such Shelf Offering. As soon as reasonably practicable and in any event no later than five Business Days after receipt of a Takedown Notice, each such other Holder shall have the right to request in writing that the Company include all or a specific portion of the Registrable Securities held by such other Holder in such Shelf Offering and the Company shall include such Registrable Securities in such Shelf Offering. If the Initiating Holder desires to engage in a “bought deal,” a “registered direct offering” or an “overnight transaction” where no preliminary prospectus is used, the Initiating Holder may notify the Company of the Takedown Request not less than two Business Days prior to the day such offering is first anticipated to commence; notwithstanding anything to the contrary in this Section 2.1(c), no Holder (other than the Initiating Holder) will be permitted to participate in a bought trade without the written consent of the Initiating Holder.

(d) Notwithstanding anything to the contrary in this Agreement, (i) if the SEC or any SEC guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced to the extent applicable (which reduction shall be pro rata among all such selling shareholders whose securities are included in such Registration Statement); and (ii) in no event shall the Company be permitted to name any Holder or such Holder’s Affiliate as an underwriter without the prior written consent of such Holder.

(e) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a Registration Statement or Takedown Request pursuant to this Section 2.2 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such Registration Statement, including any shelf registration statement, to either become effective or remain effective for as long as such Registration Statement otherwise would be required to remain effective, or for the Prospectus Supplement, related to the Registration Statement to be filed pursuant to the Takedown Request, to be filed because such action would: (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require the Company to make an Adverse Disclosure; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act (a “Demand Suspension”), then the Company shall have the right to defer taking action with respect to such filing or notify the Holders to suspend the use of the Registration Statement that has already been declared effective, as applicable, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than 60 days during any calendar year; provided, however, that the Company may not invoke this right more than once in any 12-month period, and at least 30 days must elapse between each Demand Suspension. If a Demand Suspension is made because the Registration Statement or Takedown Request would require the Company to make an Adverse Disclosure, such Demand Suspension shall terminate at such time as the public disclosure of such information is made. The Company shall immediately notify the Holders upon the termination of any Demand Suspension, without any further request from a Holder.

(f) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.2: (i) during the period that is 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration; provided that the Company complies with the provisions of Section 2.3 hereof and is actively employing in good faith commercially reasonable efforts to cause such Registration Statement to become effective and may only exercise this right once in any 12-month period; or (ii) after the Company has effected up to two registrations requested by the Initiating Holder pursuant to Section 2.2(a); provided that the Holders may only effect one registration pursuant to Section 2.2(a) in any 12-month period. A registration shall not be counted as “effected” for purposes of Section 2.2 until such time as the applicable Registration Statement has been declared effective by the SEC and, in the case of a registration pursuant to Section 2.2(a), remains effective until all Registrable Securities covered by such Registration Statement have been sold or withdrawn.

(g) Any Holders that have requested its Registrable Securities be included in any registration pursuant to Section 2.2 may withdraw all or any portion of its Registrable Securities from such registration at any time prior to the effectiveness of the applicable Registration Statement. The Company shall continue all efforts to secure effectiveness of the applicable Registration Statement in respect of the Registrable Securities of any other Holder that has requested inclusion in the demand registration pursuant to Section 2.2 so long as the Initiating Holder has requested and not withdrawn all of his Registrable Securities to be included in such registration; provided, however, if the Initiating Holder has requested for all of his Registrable Securities to be withdrawn from such registration, the Company shall immediately cease all efforts to secure effectiveness of the applicable Registration Statement, even if one or more other Holders have requested for Registrable Securities to be included in such applicable Registration Statement pursuant to Section 2.2, and such withdrawn registration shall not count towards the limitation on registrations set forth in Section 2.2(e) so long as the applicable Registration Statement has not been filed or submitted to the SEC.

(h) In the event any Holder requests to participate in a registration pursuant to this Section 2.2 in connection with a distribution of Registrable Securities to its partners or members, the registration shall provide for resale by such partners or members, if requested by the Holder.

(i) For purposes of this Section 2.2, the Company shall use commercially reasonable efforts to qualify for registration on Form S-3 for secondary sales and, during such time as the Company is so qualified, shall effect any registration of secondary sales on Form S-3 after such qualification.

(j) For avoidance of doubt, nothing in the Agreement provides any Holder with the right to demand a Registration Statement under Section 2.2 involving an Underwritten Offering.

2.3 Company Offering.

(a) If the Company proposes to offer (including, for this purpose, a registration effected by the Company for its stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities (including a “bought deal” or a “registered direct offering”) solely for cash (other than in an Excluded Registration or an “at-the market offering”), the Company shall, at such time, promptly give each Holder notice of such offering (a “Company Offering”). Such notice shall specify, as applicable, the amount of Common Stock to be registered, the proposed filing date of the registration statement or applicable prospectus supplement and the proposed minimum offering price of the Common Stock, in each case, to the extent then known. In the case of an offering under a shelf registration statement previously filed or to be filed by the Company pursuant to Rule 415 under the Securities Act, including where the Company qualifies as a WKSI, such notice shall be sent as promptly as reasonably practicable and in any event no later than 10 days prior to the expected date of filing of such registration statement or commencement of marketing efforts for such offering (and no later than five days prior in the case of a “bought deal,” a “registered direct offering” or an “overnight transaction” where no preliminary prospectus is used). In the case of a Company Offering under a registration statement to be filed that is not a shelf registration statement, such notice shall be given as promptly as reasonably practicable and, in any event, no later than 10 days prior to the expected date of filing of such registration statement. Upon the written request of each Holder given within five Business Days after such notice is given by the Company (except that each Holder shall have two Business Days after the Company gives such notice to request inclusion of Registrable Securities in the Company Offering in the case of a “bought deal,” a “registered direct offering” or an “overnight transaction” where no preliminary prospectus is used), the Company shall, subject to the provisions of Section 2.4, as promptly as reasonably practicable cause to be registered or include in the prospectus supplement, as applicable, all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any offering initiated by it under this Section 2.3 before the effective date of such offering, whether or not any Holder has elected to include Registrable Securities in such offering. The expenses of such withdrawn offering shall be borne by the Company in accordance with Section 2.6.

(b) No offering of Registrable Securities effected pursuant to a request under this Section 2.3 shall be deemed to have been effected pursuant to Section 2.2 or shall relieve the Company of its obligations under Section 2.2.

(c) If a Company Offering is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company will include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration by any Holder which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among such Holders on the basis of the number of Registrable Securities owned by each such Holder and (iii) third, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

(d) If a Company Offering is an underwritten secondary registration on behalf of holders of the Company’s equity securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company will include in such registration (i) first, the securities requested to be included therein by the holders initially requesting such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, (ii) second, the Registrable Securities requested to be included in such registration by any other Holder which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among such Holders on the basis of the number of Registrable Securities owned by each such Holder and (iii) third, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

(e) Each Holder shall be permitted to withdraw all or part of its Registrable Securities in an offering under this Section 2.3 by giving written notice to the Company of its request to withdraw; provided that (i) such request must be made in writing prior to the effectiveness of such Registration Statement or, in the case of a public offering, at least five Business Days prior to the earlier of the anticipated filing of the “red herring” Prospectus, if applicable, and the anticipated pricing or trade date; and (ii) such withdrawal shall be irrevocable and, after making such withdrawal, the Holder shall no longer have any right to include Registrable Securities in such offering as to which such withdrawal was made.

(f) The parties agree that the rights contained in this Section 2.3 shall expire on the earlier of (i) June 26, 2025 and (ii) the termination of this Agreement pursuant to Section 2.10 hereof.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall in a commercially reasonable manner:

(a) prepare and file a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become effective, and, to keep such Registration Statement effective for the term of this Agreement pursuant to Section 2.10 of this Agreement or, if earlier, until the distribution contemplated in the Registration Statement has been completed, provided, however, that, subject to the terms and conditions contained herein, in the case of an automatic Registration Statement on Form S-3, where the Company shall use commercially reasonable efforts to keep such Registration Statement effective for three years from the date of effectiveness, if the automatic shelf registration Statement has been outstanding for at least three years, at the end of the third year, refile a new automatic shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its commercially reasonable efforts to refile a Registration Statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective;

(b) (i) prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such Registration Statement, and the Prospectus used in connection with such Registration Statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such Registration Statement through the applicable periods during which the Company is obligated to maintain the effectiveness of such Registration Statement; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 promulgated by the SEC under the Securities Act; and (iii) respond to any comments received from the SEC with respect to each Registration Statement or any amendment thereto;

(c) that, to the extent practicable, at least five Business Days prior to filing any registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the holders of the Registrable Securities covered by such registration statement and their counsel, copies of all such documents proposed to be filed;

(d) furnish to the selling Holders such numbers of copies (which, for the avoidance of doubt, may be electronic copies) of the signed Registration Statement, any post-effective amendment thereto, a Prospectus, including a preliminary Prospectus, as required by the Securities Act, any amendments or supplements thereto, any Free Writing Prospectus, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(e) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any selling Holder reasonably requests; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction;

(f) if the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any shelf Registration Statement, include in such shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

(g) use commercially reasonable efforts to cause all such Registrable Securities (that are shares of Common Stock) covered by such Registration Statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(h) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

(i) after such Registration Statement becomes effective, promptly notify each selling Holder of any (i) request by the SEC that the Company amend or supplement such Registration Statement or Prospectus; or (ii) stop order or other order suspending the effectiveness of any registration statement, issued or threatened in writing by the SEC in connection therewith, and use commercially reasonable efforts to prevent the entry of such stop order or to remove it or obtain withdrawal of it as soon as practicable if entered;

(j) take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company, the Company will take such reasonable action as is necessary to make any such prohibition inapplicable;

(k) (xxiii) if the Company does not pay the filing fee covering the Registrable Securities at the time a Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and

(l) promptly notify each seller of Registrable Securities covered by such registration, upon discovery by an executive officer of the Company that the prospectus included in such registration, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly thereafter prepare and file with the SEC and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers or prospective purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they are made.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses incurred in connection with registrations pursuant to Section 2 shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.2 if the registration request is subsequently withdrawn at the request of the Initiating Holder (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration); provided further, that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a Registration Statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify, defend, and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; one legal counsel and one accountant for the Holders, and each Person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify, defend, and hold harmless the Company, and each of its directors, each of its officers who has signed the Registration Statement, each Person (if any) who controls the Company within the meaning of the Securities Act, and legal counsel and accountants for the Company, any other Holder selling securities in such Registration Statement, and any controlling Person of any such Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld, conditioned, or delayed); and provided, further, that in no event shall the aggregate amounts payable by such Holder by way of indemnity or contribution under Section 2.8(b) and Section 2.8(d) exceed the proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 except to the extent that such failure actually and materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case; or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such Registration Statement; and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided, further, that in no event shall any Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder, except in the case of willful misconduct or fraud by such Holder.

(e) The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holder the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to the Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing the Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration shall terminate at the earliest to occur of (1) with respect to Registrable Securities other than the Warrant, such time as SEC Rule 144(b)(1) under the Securities Act (or any successor provision) is available for the sale of all of such Holder’s Registrable Securities without any need to comply with the public information requirements of SEC Rule 144(b)(1) (or any successor provision) or any such Registrable Securities are sold pursuant to SEC Rule 144; (2) no Holder holds Registrable Securities; and (3) June 30, 2029. Notwithstanding anything to the contrary herein, for so long as the Holders hold the Warrant, the right to registration of any Holder hereunder with respect to any other Registrable Security shall not be terminated pursuant to this Section 2.10.

3. Miscellaneous.

3.1 Successors and Assigns; Transfer Restrictions.

(a) The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an Affiliate of such Holder or (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; provided, however, that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate, member or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided, further, that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

(b) CB Snowbird Holdings, L.P. hereby agrees that, without the prior written consent of the Company, not to be unreasonably withheld, neither it nor its Affiliates shall transfer (1) the Warrant; (2) any Warrant Shares in excess of 300,000 Warrant Shares in a single transaction (other than a brokers’ transaction) or (3) Warrant Shares directly to a holder who is or, to the Holder’s knowledge, after such transfer such holder would be required to file an original or amended statement on Schedule 13D pursuant to Rule 13d-1(a), 13d-1(e), 13d-1(f) or 13d-1(g) of the General Rules and Regulations under the Exchange Act in connection with its beneficial ownership of shares of Common Stock.

3.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.3 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.4 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next Business Day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one Business Day after the Business Day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Holder at the e-mail address or address of such Holder appearing on the books of the Company, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address or address as subsequently modified by written notice given in accordance with this Section 3.4.

3.5 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Holders; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 3.5 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Notwithstanding the foregoing, in no event may the demand registration rights granted to any Holder pursuant to Section 2.2 of this Agreement be removed without the prior written consent of such Holder.

3.6 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.7 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the conflicts of law principles of such State that may lead to the application of the laws of any other jurisdiction. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the courts of the State of Delaware sitting in New Castle County and to the jurisdiction of the United States District Court sitting in Wilmington, Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement; (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the courts of the State of Delaware sitting in New Castle County or the United States District Court sitting in Wilmington, Delaware; and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

3.9 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

3.10 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.11 Other Interpretive Matters. For purposes of this Agreement, (a) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded, and if the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day; (b) unless the context otherwise requires, all references in this Agreement to any “Article,” “Section” or “Exhibit” are to the corresponding Article, Section or Exhibit of this Agreement; (c) the word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it; and (d) all references to dollar amounts are expressed in United States Dollars. As used herein, the singular shall include the plural, the plural shall include the singular and any use of the male or female gender shall include the other gender, all wherever the same shall be applicable and when the context shall admit or require.

3.12 No Recourse. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, and notwithstanding the fact that any Holder or its Affiliates or any of its or their successors or permitted assignees may be a partnership or a limited liability company, the Company, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Holders and their respective successors and permitted assignees shall have any obligation hereunder, and that it has no rights of recovery against, and no recourse hereunder against, any former, current or future director, officer, agent, advisor, attorney, representative, Affiliate, manager or employee of any Holder (or any of its successors or assignees), against any former, current or future general or limited partner, manager, member or stockholder of any Holder or any Affiliate thereof or against any former, current or future director, officer, agent, advisor, attorney, representative, employee, Affiliate, assignee, general or limited partner, stockholder, manager or member of any of the foregoing, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law.

3.13 Specific Performance. The rights of each party to consummate the transactions contemplated hereby are agreed to be unique, and recognizing that the remedy at law for any breach or threatened breach by a party hereto of the agreements and conditions set forth herein would be inadequate, and further recognizing that any such breach or threatened breach would cause immediate, irreparable and permanent damage to the parties, the extent of which would be impossible or difficult to ascertain, the parties hereto agree that in the event of any such breach or threatened breach, and in addition to any and all remedies at law or otherwise provided herein, any party hereto may specifically enforce the terms of this Agreement and may obtain temporary and/or permanent injunctive relief (including a mandatory injunction) without the necessity of proving actual damage or the lack of an adequate remedy at law and, to the extent permissible under applicable rules, provision and statutes, a temporary injunction may be granted immediately upon the commencement of any suit hereunder regardless of whether the breaching party or parties have actually received notice thereof. Such remedy shall be cumulative and not exclusive, and shall be in addition to any other remedy or remedies available to the parties.

3.14 Other Registration Rights. The Company shall not hereafter enter into any agreement with respect to its securities, including any other registration rights agreement, which violates the rights granted to the Holders in this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

COMPANY:

HCI GROUP, INC.

By:	/s/ Paresh Patel
Name:	Paresh Patel
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

HOLDER:

CB SNOWBIRD HOLDINGS, L.P.

By: CSCP III Cayman GP Ltd., its general partner

By:	/s/ Gavin Baiera
Name: Gavin Baiera
Title: Authorized Signatory

[Signature Page to Registration Rights Agreement]